News Release

EXHIBIT 99.1

SM ENERGY ANNOUNCES THIRD QUARTER PREVIEW:
MIDLAND BASIN PRODUCTION OUTPERFORMANCE CONTINUES

DENVER, CO October 18, 2018 - SM Energy Company (the “Company”) (NYSE: SM) today announced certain operating results for the third quarter of 2018, including production, realized pricing and total capital spend. Highlights include:

•	12.0 MMBoe (130.2 MBoe/d) total production exceeded the high end of guidance due to better than expected well performance in the Midland Basin and higher processed NGL volumes in the Eagle Ford

•	42% oil in the commodity mix; 62% liquids

•	26% sequential and 108% year-over-year growth in Midland Basin production from retained assets

•	$38.26 per Boe average realized price (pre-hedge), which remained strong despite an increased Midland-WTI differential

•	Costs incurred of $276 million and total capital spend (non-GAAP) of $272 million
President and Chief Executive Officer Jay Ottoson comments: “The combination of great rock quality and excellent operational execution continue to support a solid production growth trajectory that, in turn, supports our long-term objective for competitive growth in cash flow per debt adjusted share.”

THIRD QUARTER OF 2018 PRODUCTION AND REALIZED PRICES

PRODUCTION:
	Permian	Eagle Ford	Total
Oil - MBbl	4,765	282	5,047
Natural gas - MMcf	7,078	20,090	27,168
NGLs - MBbl	19	2,388	2,407
Total - MBoe	5,964	6,019	11,982
Total - MBoe/d	64.8	65.4	130.2
Note: Totals may not sum due to rounding

•	Permian volumes up 26% sequentially (from retained assets); Eagle Ford volumes up 12% sequentially.

•	NGL volumes up 27% sequentially as the Company elected to process ethane in the Eagle Ford, per contractual elections, due to increased pricing.

REALIZED PRICES:
	Permian	Eagle Ford	Totals Pre/Post-Hedge
Oil/$Bbl	56.68	61.79	56.96/53.64
Natural gas/$Mcf	5.70	2.81	3.56/3.53
NGLs/$Bbl	nm	30.77	30.77/21.16
Per Boe	$52.15	$24.49	$38.26/$34.86

•	Benchmark pricing for the quarter included NYMEX WTI at $69.50/Bbl, NYMEX Henry Hub natural gas at $2.90/MMBtu and Hart Composite NGLs at $37.97/Bbl.

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The average realized price per Boe of $38.26 is before the effect of hedges. Including the effect of realized hedges, the average price was $34.86, resulting in approximately $40.7 million of realized net hedge losses for the quarter.

•	Permian realizations exceeded the Company’s 2018 plan by 9%, despite an increased Midland- WTI differential that averaged ($12.82)/Bbl, before the effects of basis hedges, for the quarter.

•	Eagle Ford realizations were strong, exceeding the Company’s 2018 plan by 16%, primarily due to increased NGL prices.

FOURTH QUARTER 2018 UPDATE

During the month of October to date, a portion of Permian production from western Howard County and eastern Martin County has been curtailed due to a force majeure incident at a third-party gas processing facility. The third-party gas processor expects to restore full processing capability for SM Energy’s production volumes by month-end. In addition to the incident at the gas processing facility, regional storms in early October have caused temporary flooding and loss of electrical power at certain locations in the Company’s RockStar area. This led to temporary shut-in of some wells and delays installing some pipeline connections for new wells. Quantification of the production impact from these ongoing events will be provided with the Company’s fourth quarter 2018 guidance update, which will be included in its third quarter earnings release. At this time, we expect the impact of deferred production to be approximately 0.3 MMBoe for the fourth quarter.

COSTS INCURRED AND TOTAL CAPITAL SPEND

Costs incurred for the third quarter of 2018 were $276 million. Total capital spend (a non-GAAP measure defined as costs incurred less ARO, capitalized interest and acquisitions, reconciled below) for the quarter was $272 million. During the third quarter, the Company drilled 34 net wells and completed 28 net wells in the Permian, and drilled 5 net wells and completed 5 net wells in the South Texas region. As discussed above, regional weather has affected the timing of certain completions.

TOTAL CAPITAL SPEND RECONCILIATION:

($ in millions)

Reconciliation of costs incurred in oil & gas activities (GAAP) to total capital spend (Non-GAAP)(1)	For the Three Months Ended September 30, 2018	For the Nine Months Ended September 30, 2018

Costs incurred in oil and gas activities (GAAP):	$276.4	$1,108.8
Less:
Asset retirement obligation	(0.7)	(2.6)
Capitalized interest	(5.2)	(15.7)
Unproved property acquisitions	—	(24.6)
Other	1.8	2.2
Total capital spend (Non-GAAP):	$272.3	$1,068.1
Note: Totals may not sum due to rounding
(1) The non-GAAP measure of total capital spend is presented because management believes it provides useful information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that total capital spend is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Total capital spend should not be considered in isolation or as a substitute for costs incurred or other capital spending measures prepared under GAAP. The total capital spend amounts presented may not be comparable to similarly titled measures of other companies.

CASH, DEBT AND LIQUIDITY
As of September 30, 2018, the Company’s cash balance was $177 million. On September 28, 2018, the Company amended its revolving credit facility to, among other things, increase the borrowing base to $1.5 billion and extend the maturity date. Commitments remain at $1.0 billion. The credit facility remains undrawn and, combined with the quarter-end cash balance, provided liquidity of $1.2 billion.

As previously announced, during the third quarter the Company repurchased all of its $344.6 million in 6.5% senior notes due 2021, repurchased all of its $395.0 million in 6.5% senior notes due 2023, and repurchased $85.0 million of its 6.125% senior notes due 2022. The Company also issued $500.0 million of 6.625% senior notes due 2027. The current principal value of the Company’s senior notes outstanding (including convertible notes) is $2.65 billion.

SCHEDULE FOR THIRD QUARTER REPORTING
November 1, 2018 - After market close, the Company plans to release its third quarter 2018 earnings release, a pre-recorded webcast discussion of the third quarter 2018 financial and operating results, and an associated presentation, all of which will be posted to the Company’s website at ir.sm-energy.com.

November 2, 2018 - Please join SM Energy management at 8:00 a.m. Mountain time/10:00 a.m. Eastern time for the third quarter 2018 financial and operating results Q&A session. This discussion will be accessible via webcast (available live and for replay) on the Company’s website at ir.sm-energy.com or by telephone at:

•	Live (conference ID 6519928) - Domestic toll free/International: 844-343-4183/647-689-5129

•	Replay (conference ID 6519928) - Domestic toll free/International: 800-585-8367/416-621-4642

The call replay will be available approximately one hour after the call until November 9, 2018.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of securities laws. The words "anticipate," "budget," "estimate," "expect," "forecast," "guidance," "plan," "project," "will" and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Forward-looking statements in this release include, among other things, projected effects on production volumes from regional storms and from a force majeure event at a third-party gas processing facility. General risk factors include the availability of and access to capital markets; the availability, proximity and capacity of gathering, processing and transportation facilities; the volatility and level of oil, natural gas, and natural gas liquids prices, including any impact on the Company’s asset carrying values or reserves arising from price declines; uncertainties inherent in projecting future rates of production or other results from drilling and completion activities; the imprecise nature of estimating oil and natural gas reserves; uncertainties inherent in projecting future drilling and completion activities, costs or results; the uncertainty of negotiations to result in an agreement or a completed transaction; the uncertain nature of acquisition, divestiture, joint venture, farm down or similar efforts and the ability to complete any such transactions; the uncertain nature of expected benefits from the actual or expected acquisition, divestiture, joint venture, farm down or similar efforts; the availability of additional economically attractive exploration, development, and acquisition opportunities for future growth and any necessary financings; unexpected drilling conditions and results; unsuccessful exploration and development drilling results; the availability of drilling, completion, and operating equipment and services; the risks associated with the Company's commodity price risk management strategy; uncertainty regarding the ultimate impact of potentially dilutive securities; and other such matters discussed in the Risk Factors section of SM Energy's 2017 Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission. The forward-looking statements contained herein speak as of the date of this announcement. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACT
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507

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